Exhibit 10.1

AMENDMENT TO PURCHASE AGREEMENT

THIS AMENDMENT TO PURCHASE AGREEMENT (“Amendment”) is made as of November 30, 2020 (“Effective Date”) by and between TARONIS FUELS, INC., a Delaware corporation (“Buyer”) and BBHC, INC., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, on August 19, 2020, the Buyer and Seller entered into a Purchase Agreement for the purchase of the intellectual property sold by the Seller (“Purchase Agreement”);

WHEREAS, as a result of the Buyer’s spin-off from the Seller, the parties have determined that there are certain financial obligations owed by the Seller to the Buyer which were not accounted for in determining the fair consideration paid under the Purchase Agreement, such that the parties desire to amend certain of the terms of the Purchase Agreement.

WHEREAS, in consideration of the Seller agreeing to enter into this Amendment, the Buyer shall issue the Seller 1,000,000 shares of restricted common stock and shall include all shares of common stock presently owned (including the to be issued shares) on the Buyer’s pending resale registration statement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Incorporated by Reference. The aforementioned recitals are incorporated by reference herein.

2. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

3. Amendments to Purchase Agreement.

(a) Section 1.02(c) shall be amended and restated in its entirety as follows:

“For a period of time to last from December 1, 2020 to December 31, 2021 (“Payment Period”), the Buyer will make ongoing Contingent Payments (as defined herein) equal to Seven Percent (7%) of all gross cash receipts received by the Buyer which are derived from the purchased Company Intellectual Property and/or Transferred Intellectual Property (“Contingent Payments”). For the sake of clarity, the Seller will be entitled to any Contingent Payments stemming from any gross cash receipts derived by, received by or otherwise due, earned or owing to the Buyer prior December 1, 2020 and prior to the date of this Agreement.”

(b) Section 1.02(d) shall be added to the Purchase Agreement as follows:

“The Seller, as additional consideration under the Purchase Agreement, shall transfer and the Seller shall accept, the Seller’s prepaid commission balance in the amount of $1,130,020.73 to the Seller.”

(c) Section 1.02(e) shall be added to the Purchase Agreement as follows:

“The Seller owes to the Buyer financial obligations in the amount of $2,198,331.02 stemming from the Buyer’s spin off from the Seller. The Buyer has agreed to forgive the aforementioned financial obligations and any further obligations stemming from the spin-off arising after the date of this Agreement through to December 31, 2020 as additional consideration under this Agreement.” Notwithstanding the foregoing, the Seller agrees that in the event the Seller liquidates its ownership stake in Tarus Therapeutics, Inc. owned through its subsidiary Exortus Corp., it will repay the aforementioned financial obligations forgiven by the Buyer.”

4. Ratification. Except as expressly amended hereby all of the terms, provisions and conditions of the Purchase Agreement are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

5. Entire Agreement. This Amendment and the Original Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

6. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party hereto shall be entitled to rely on a facsimile or “PDF” signature of any other party hereunder as if it were an original.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TARONIS FUELS, INC.:

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Authorized Signatory

BBHC, INC.:

By:	/s/ Tyler B. Wilson
Name:	Tyler B. Wilson
Title:	Authorized Signatory